As filed with the Securities and Exchange Commission on February 23, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Select Energy Services, Inc.
(Exact name of registrant as specified in its charter)
Delaware	81-4561945
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1233 W. Loop South, Suite 1400 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors
(Full title of the plans)

Adam R. Law Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer 1233 W. Loop South, Suite 1400 Houston, Texas 77027
(Name and address of agent for service)

Copy to:
David P. Oelman Stephen M. Gill Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

(713) 235-9500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

On February 23, 2022 (the “Closing Date”), Select Energy Services, Inc., a Delaware corporation (the “Registrant”) consummated the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 12, 2021 (the “Merger Agreement”), by and among the Registrant, Nuverra Environmental Solutions, Inc., a Delaware Corporation (“Nuverra”), and the other parties thereto.

As a result of the Merger, each issued and outstanding share of Nuverra common stock, par value $0.01 per share (the “Nuverra Stock”), was converted automatically into 0.2551 (the “Exchange Ratio”) shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Registrant Stock”).

Pursuant to the terms of the Merger Agreement, certain Nuverra restricted stock unit awards were converted into a corresponding award with respect to Registrant Stock (“Assumed Awards”). Further, as a result of the Merger, the Registrant assumed the Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan, as amended from time to time (the “2017 Plan”) and the Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors (the “2018 Plan” and, together with the 2017 Plan, the “Assumed Plans”) and the shares of Nuverra Stock remaining available for issuance under the Assumed Plans automatically converted into shares of Registrant Stock. The number of shares underlying the Assumed Awards and remaining available for issuance pursuant to the Assumed Plans, in each case, was adjusted based on the Exchange Ratio.

The Registrant is filing this Registration Statement relating to an aggregate of 166,859 shares of Registrant Stock, which total includes (i) 139,377 shares of Registrant Stock that may be delivered with respect to the Assumed Awards or future awards under the 2017 Plan, and (ii) 27,482 shares of Registrant Stock reserved and available for delivery with respect to future awards under the 2018 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Assumed Plans with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 23, 2022;

(c)	All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(d)	The description of the Registrant Stock included under the caption “Description of Securities” contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 18, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”) limits the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Any amendment, repeal or modification of the provisions of the DGCL will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification

The Registrant’s Second Amended and Restated Bylaws (the “Bylaws”) also provide that the Registrant will indemnify and hold harmless its directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys’ fees. The Bylaws also permit the Registrant to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether or not the Registrant would have the power under the DGCL to indemnify such persons against related expense, liability or loss. The Registrant expects to enter, or has entered, into indemnification agreements with each of its directors and officers. These agreements will or do require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The above discussion of Section 145 of the DGCL, the Registrant’s Charter, the Registrant’s Bylaws, the Registrant’s maintenance of directors’ and officers’ liability insurance and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute and each respective document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019).

4.2	Second Amended and Restated Bylaws of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1*	Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan

99.2*	Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors

107.1*	Calculation of Filing Fee Tables

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 23, 2022.

SELECT ENERGY SERVICES, INC.

By:	/s/ Nick L. Swyka
Nick L. Swyka
Chief Financial Officer and Senior Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on February 23, 2022. Each person whose signature appears below appoints John D. Schmitz, Nick L. Swyka and Adam R. Law, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ John D. Schmitz	President, Chief Executive Officer and Chairman
John D. Schmitz	(Principal Executive Officer)

/s/ Nick L. Swyka	Chief Financial Officer and Senior Vice President
Nick L. Swyka	(Principal Financial Officer)

/s/ Brian P. Szymanski	Chief Accounting Officer
Brian P. Szymanski	(Principal Accounting Officer)

/s/ David C. Baldwin	Director
David C. Baldwin

/s/ Gayle Burleson	Director
Gayle Burleson

/s/ Richard A. Burnett	Director
Richard A. Burnett

/s/ Robert V. Delaney	Director
Robert V. Delaney

/s/ Troy W. Thacker	Director
Troy W. Thacker

/s/ David A. Trice	Director
David A. Trice

/s/ Douglas J. Wall	Director
Douglas J. Wall